Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE
SOME OR ALL OF YOUR ELIGIBLE OPTIONS

THERAVANCE BIOPHARMA, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED SHARE UNITS

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options for Restricted Share Units (the “Offer to Exchange”); (2) the e-mail from Rick E Winningham, dated August 28, 2015 and the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com, dated August 28, 2015; (3) an election form; and (4) this withdrawal form.  You completed and submitted an election, in which you elected to ACCEPT Theravance Biopharma’s voluntary offer to exchange certain options for half the number of restricted share units, subject to a new vesting schedule (referred to as the “offer”).  You should submit this form only if you now wish to change that election and REJECT Theravance Biopharma’s offer to exchange some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you may complete and submit your withdrawal via the offer website at www.corp-action.net/TheravanceBiopharmaOptionExchange on or before 9:00 p.m., Pacific Time, on September 25, 2015, unless extended.

Alternatively, you must sign, date and send the completed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) which must be received by Computershare (the specialized provider of employee equity plan services that Theravance Biopharma has engaged to assist with the implementation of the offer) on or before 9:00 p.m., Pacific Time, on September 25, 2015 (unless we extend the offer), to:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

Only responses that are complete, signed and actually received by Computershare through the methods described above by the deadline will be accepted.  Responses submitted by any other means, including hand delivery, interoffice delivery, fax, or e-mail are not permitted.

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any restricted share units pursuant to the offer in replacement for the withdrawn options.  You will keep all of the options that you withdraw.  These options will continue to be governed by the Company’s 2013 Equity Incentive Plan or the Company’s 2014 New Employee Equity Incentive Plan, as applicable, and by the existing option agreements between you and Theravance Biopharma.

You may change this withdrawal, and again elect to exchange some or all of your eligible options by submitting a new election received by Computershare, on or before 9:00 p.m., Pacific Time, on September 25, 2015 (unless we extend the offer).

Please check the appropriate box (you may view your eligible option grants on the offer website at www.corp-action.net/TheravanceBiopharmaOptionExchange):

☐  I wish to withdraw my election to exchange and instead REJECT the offer to exchange all of my eligible options.  I do not wish to exchange any eligible options.

OR

☐  I wish to withdraw my election to exchange eligible options as to my eligible option grants listed below (please list).  Any eligible options previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the offer.  I do not wish to exchange these listed eligible option grants:

Eligible Option Grant Number	Grant Date

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time	E-mail Address

COMPUTERSHARE MUST RECEIVE THIS FORM NO LATER

THAN 9:00 P.M., PACIFIC TIME, ON SEPTEMBER 25, 2015.

THERAVANCE BIOPHARMA, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED SHARE UNITS

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.              Delivery of the Withdrawal.

A properly completed withdrawal must be received either (i) via the offer website or (ii) by U.S. mail (or other post) or Federal Express (or similar delivery service), on or before 9:00 p.m., Pacific Time, on September 25, 2015 (referred to as the expiration date).

Withdrawal Through the Offer Website:

1.              Go to www.corp-action.net/TheravanceBiopharmaOptionExchange and log in to the site by entering your Theravance Biopharma e-mail address and your 9-digit Personal Identification Number (PIN) that you received in the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com on August 28, 2015.  If you do not know your PIN, you may select the “Forgot Your PIN” button or contact the Computershare Call Center at 866-305-9582 (within the U.S. ad Canada) or +1-781-575-2643 (call collect outside the U.S. and Canada).

2.              If you have already made an election with respect to your eligible options, you will be directed to the “Election Summary” page which summarizes your prior election.

3.              To make your withdrawal election, select the “Exchange” or “Do Not Exchange” buttons next to the eligible option grants.

4.              Click on the “Submit” button to finalize your elections.

5.              After you submit your withdrawal, you will be directed to the “Election Confirmation” page.  Print and save a copy of the confirmation for your records.

Your withdrawal must be received by Computershare on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on September 25, 2015.

Withdrawal via Mail or Delivery Service:

If you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below.  You do not need to submit your withdrawal by mail or delivery service if you already have done so via the offer website.  To send your withdrawal by mail or delivery service, you must do the following before the expiration date:

1.              Properly complete and sign the withdrawal form.

2.              Send the completed and signed withdrawal form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

If Theravance Biopharma extends the offer, the properly completed withdrawal must be received by Computershare by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms, is at your risk.  Only responses that are complete and actually received by Computershare by the deadline will be accepted.  In all cases, you should allow sufficient time to ensure timely delivery.  Computershare intends to confirm the receipt of your withdrawal form via an e-mail generated from the offer website within two (2) U.S. business days if your withdrawal was received by Computershare via U.S. mail (or other post) or Federal Express (or similar delivery service).  Please note that if you submit a withdrawal form via mail or delivery service within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent Computershare from providing a confirmation by e-mail prior to the expiration of the offer.  Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your withdrawal; you should print and save a copy of the confirmation for your records.  If you have not received a confirmation, it is your responsibility to confirm that Computershare has received your withdrawal.  Responses submitted by any other means, including hand delivery, interoffice delivery, fax or e-mail are not permitted.

Although by submitting a withdrawal you have withdrawn some or all of your previously elected options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer.  You should note that you may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those eligible options before the expiration date.  You may re-elect to exchange eligible options at any time before the expiration date.  If Theravance Biopharma extends the offer beyond that time, you may re-elect to exchange your eligible options at any time until the extended expiration date of the offer.

To re-elect to exchange the withdrawn eligible options, you must either submit an election via the offer website or deliver an election form with the required information via U.S. mail (or other post) or Federal Express (or similar delivery service), after the date of the last withdrawal but on or before 9:00 p.m., Pacific Time, on September 25, 2015, to the address below:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election.  Because any prior election will be disregarded, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add.  You will be bound by the last properly submitted election and/or withdrawal received by Computershare prior to the expiration date.

Although it is Computershare’s intent to send you an e-mail confirmation of receipt of this withdrawal if you submit your withdrawal via mail or delivery service, or provide a confirmation on the offer website if you submit your withdrawal via the offer website, by completing and submitting this withdrawal, you waive any right to receive any notice of the withdrawal of your eligible options for exchange.

2.              Signatures on this Withdrawal.

If the withdrawal is being submitted via U.S. mail (or other post) or Federal Express (or similar delivery service), it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever.  If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Theravance Biopharma of the authority of that person to act in that capacity must be submitted with this withdrawal.

Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

Withdrawals submitted via the offer website:

Entering your username and personal identification number (PIN) and submitting the withdrawal via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

3.              Other Information on this Withdrawal.

If you are submitting the withdrawal via U.S. mail (or other post) or Federal Express (or similar delivery service), in addition to signing the withdrawal form, you must print your name and indicate the date and time at which you signed.  You must also include a current e-mail address.

4.              Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to the Computershare Call Center at 866-305-9582 (within the U.S. and Canada) or +1-781-575-2643 (call collect outside the U.S. and Canada).  The Call Center is open from 5:00 a.m. to 5:00 p.m., 5 days a week, Monday through Friday Pacific Time.  Copies will be furnished promptly at Theravance Biopharma’s expense.

5.              Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms.  Our determination of these matters will be given the maximum deference permitted by law.  However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.  Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.  We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and elected options.  No withdrawal of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us.  Neither we nor any other person (including Computershare) is obligated to give notice of any defects or irregularities in withdrawals, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received on or before 9:00 p.m., Pacific Time, on September 25, 2015, via the offer website at www.corp-action.net/TheravanceBiopharmaOptionExchange or by U.S. mail (or other post) or Federal Express (or similar delivery service) to the address below:

Computershare Trust Company

480 Washington Blvd, 27th floor

c/o Voluntary Corporate Actions

Jersey City, NJ 07310

6.              Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the e-mail from Rick E Winningham, dated August 28, 2015 and the e-mail from TheravanceBiopharmaOptionExchange@paladinbusiness.com, dated August 28, 2015, before making any decisions regarding participation in, or withdrawal from, the offer.

7.              Important Tax Information.

You should refer to Section 14 and Schedule C of the Offer to Exchange, which contain important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.